EXHIBIT 99.01

News Release Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@alliancebernstein.com	Jonathan Freedman, Media 212-823-2687 Jonathan.Freedman@alliancebernstein.com

AllianceBernstein Appoints Chief Financial Officer

New York, May 14, 2012 – AllianceBernstein L.P. (AllianceBernstein) announced today the appointment of John C. Weisenseel as Chief Financial Officer, effective today. Weisenseel will lead all global finance and reporting functions for the firm and report to AllianceBernstein’s Chief Operating Officer, James A. Gingrich.

“John brings a wealth of experience from his years of managing corporate finance and treasury functions for multi-billion-dollar corporations, as well as deep industry knowledge from the time he’s spent in trading and risk management,” said James A. Gingrich. “We’re thrilled to have a finance executive of his caliber join our senior management team.”

Weisenseel joins the firm from The McGraw-Hill Companies, where he most recently served as Senior Vice President and Chief Financial Officer of Standard & Poor’s since 2007. Prior to Standard & Poor’s, Weisenseel was McGraw-Hill’s Senior Vice President and Corporate Treasurer. He has also served as Vice President and Corporate Treasurer for Barnes & Noble, Inc., and in a variety of derivatives trading and financial positions at Citigroup. Weisenseel began his career as an accountant for KPMG LLP.  He has a BBA in Accounting from Adelphi University and an MBA in Finance and Computer Information Systems from the University of Texas, and is a Certified Public Accountant.

Edward J. Farrell, who has served as Interim Chief Financial Officer since February 2011, will return full-time to his responsibilities as AllianceBernstein’s Corporate Controller and Chief Accounting Officer.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At March 31, 2012, AllianceBernstein Holding L.P. owned approximately 37.9% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.5% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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